Exhibit 10.41

Amendment No. 2 to the
OGE Energy Corp. Deferred Compensation Plan
(As Amended and Restated Effective January 1, 2005)

OGE Energy Corp., an Oklahoma corporation (the “Company”), by action of its Benefits Oversight Committee taken in accordance with the authority granted to it by Article X of the OGE Energy Corp. Deferred Compensation Plan (As Amended and Restated Effective January 1, 2005), as heretofore amended (the “Plan”), hereby further amends the Plan in the following respects effective as of January 1, 2010:

1.    By deleting the last two paragraphs of Section 4.4 of the Plan and inserting in lieu thereof new subsections (d), (e) and (f) thereof, to read as follows:

“(d)
Notwithstanding the foregoing provisions of this Section 4.4, the Administrator may provide that an individual who becomes an Eligible Employee on his date of hire by the Company and its Affiliates that occurs on or after the first day and prior to December 1 of a Plan Year may make a Deferral Election for such Plan Year within 30 days of becoming an Eligible Employee; provided, however, that such Deferral Election shall relate only to (i) Base Salary paid for the services to be performed after the date such election becomes irrevocable; and/or (ii) the portion of the Bonus relating to the services performed after the election becomes irrevocable, determined by multiplying the total Bonus amount relating to the Plan Year by a ratio of the number of days remaining in such Plan Year after the Deferral Election becomes irrevocable to the total number of days in the Plan Year.  Notwithstanding the foregoing, no individual who becomes an Eligible Employee on his date of hire by the Company and its Affiliates that occurs on or after the first day and prior to December 1 of a Plan Year as a result of or in connection with a corporate acquisition, merger or similar transaction shall be eligible to make a Deferral Election under this subsection (d) unless the Administrator determines, consistent with the provisions of Treas. Reg. Section 1.409A-2(a)(7), that the Eligible Employee is not already a participant or eligible to participate in any other nonqualified deferred compensation plan that would be aggregated with the Plan pursuant to Code Section 409A.

(e)
Notwithstanding the foregoing provisions of this Section 4.4, the Administrator may provide that an individual who becomes an Eligible Director after the first day of a Plan Year may make a Deferral Election within 30 days of becoming an Eligible Director, which Deferral Election shall relate to Director Compensation paid for services to be performed after the date such election becomes irrevocable.

(f)
Once made, a Deferral Election for a Plan Year shall become irrevocable at the end of the Plan Year in which occurs the Election Period during which the Deferral Election was made (or, where applicable, on the last day of the 30-day period described in subsection (d) or (e) above, as the case may be), but such Deferral Election may be changed or revoked prior to that time in accordance with rules established by the Administrator.  A Deferral Election which has become irrevocable shall remain in effect for the Plan Year for which made and for subsequent Plan Years unless changed or revoked by the Participant in accordance with rules established by the Administrator.  Any such modification or revocation, however, shall be effective beginning for the Plan Year following the Plan Year in which the modification or revocation is filed with the Administrator; provided that, a revocation shall become effective as soon as practicable during the Plan Year in which filed with the Administrator in the event the revocation is required because the Participant obtained a hardship withdrawal under the RSP.  If a Deferral Election is revoked during a Plan Year in accordance with the preceding sentence in order for the Participant to obtain a hardship withdrawal under the RSP, the Participant may not make a new Deferral Election before the Election Period established by the Administrator for making deferrals to be effective for the next Plan Year.  As of the last day of each Plan Year, a Deferral Election then in effect, shall become irrevocable for the immediately following Plan Year except to the extent modified or revoked as provided above.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by a duly authorized officer on this 16th day of December, 2009.

OGE ENERGY CORP.

By: /s/ Carla D. Brockman